                                                                    Exhibit 99.1

           [Strategy International Insurance Group, Inc. Letterhead]

                                                                   July 27, 2005

RS Group of Companies, Inc.
200 Yorkland Blvd., Suite 200
Toronto, Ontario,  M2J5C1

Gentlemen:

         Reference is made to that certain letter agreement dated as of May 25,
2005 (the "Letter Agreement"), by and between Strategy International Insurance
Group, Inc., a Texas corporation ("Strategy"), and RS Group of Companies, Inc., a Florida corporation ("RS"), with respect to a possible Transaction.
Capitalized terms used in this letter without definition, shall have the same meanings herein as are given to those terms in the Letter Agreement.

         In order to continue due diligence regarding the Transaction and to be able to negotiate the terms of the definitive documentation for the Transaction, this letter shall memorialize the agreement of Strategy and RS to extend the
Exclusivity Period for an additional sixty (60) days, from July 25, 2005 until
September 25, 2005.

         Except as expressly modified hereby, the Letter Agreement shall remain in full force and effect in accordance with its terms. This letter shall be governed by and enforced in accordance with the laws of the State of Florida
(not including the choice of law rules thereof that would defer to or result in the application of the substantive laws of another jurisdiction).

         Please evidence your agreement to the foregoing by executing and returning the enclosed copy of this letter to Strategy.

                                    Very truly yours

                                    STRATEGY INTERNATIONAL INSURANCE GROUP, INC.

                                    By /s/ Hugh Forrest
                                       ----------------
                                    Name: Hugh Forrest
                                    Title: Director

Agreed and Accepted this
27 day of July 2005:

RS GROUP OF COMPANIES, INC.

By /s/ Kenneth Min
   ---------------
Name: Kenneth Min
Title: President